NEWS BULLETIN	FARO Technologies Inc.
125 Technology Park
Lake Mary, FL 32746
The Measure of Success

Keith Bair, Senior Vice President and CFO
keith.bair@FARO.com, 407-333-9911

FARO First Quarter Orders Grow 23.0%, Sales Increase 14.4%

LAKE MARY, FL., April 30, 2008 - FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the first quarter ended March 29, 2008. Net income for the first quarter was $3.4 million, or $0.20 per diluted share, an increase of $0.2 million, compared to $3.2 million, or $0.22 per diluted share, in the first quarter of 2007.

Sales for the first quarter of 2008 were $46.1 million, an increase of $5.8 million, or 14.4%, from $40.3 million in the first quarter of 2007. New order bookings for the first quarter were $47.0 million, an increase of $8.8 million, or 23.0%, compared with $38.2 million in the year-ago quarter.

“We had strong growth in new orders during the first quarter, once again validating our belief that FARO’s world-class technology is in the early stages of a very large market opportunity,” stated Jay Freeland, FARO’s President & CEO. “We also maintained our historical balance of approximately 50% of our orders coming from new customers and 50% from existing customers. This remains a good indicator of the adaptability and versatility of our technology. Shipments, however, were lower than orders, driven by a large number of new orders received at the end of the quarter which had customer delivery requirements in April. Overall, lower orders growth in the U.S. during the first quarter was offset by strength in Europe and Asia and we continue to see the right “buy” signals from our customers in all three regions.”

Gross margin for the first quarter of 2008 was 60.1%, compared to 59.2% in the first quarter of 2007. Gross margin increased primarily as the result of a change in the sales mix resulting from an increase in unit sales of product lines with a lower than average cost of sales. Gross margin for the first quarter of 2008 was in line with previously issued full-year guidance of approximately 58.0% to 60.0%.

Selling expenses as a percentage of sales increased to 31.3% in the first quarter of 2008 compared to 30.5% in the first quarter of 2007 driven primarily by costs associated with new sales personnel who were added to continue driving the Company’s growth.

General and administrative expenses were 12.2% of sales for the first quarter of 2008 compared to 12.5% of sales in the first quarter of 2007.

Research and development expenses were $2.7 million for the first quarter of 2008, up from $2.0 million in the first quarter of 2007. This increase reflects the Company’s continued investment in new growth platforms.

Operating margin for the first quarter of 2008 was 8.5%, compared to 8.6% in the year ago quarter.

First quarter 2008 results also included an accrual for interest expense of approximately $0.4 million associated with the Company’s Foreign Corrupt Practices Act resolution. The Company has executed settlement documents with both the U.S. Department of Justice and the U.S. Securities and Exchange Commission with respect to the FCPA matter and is awaiting formal approval from both parties with respect to those documents.

Income tax expense was $0.9 million for the first quarter of 2008 compared to $0.8 million in the first quarter of 2007 primarily as a result of an increase in pretax income. The Company’s effective tax rate was 21.8% in the first quarter of 2008 compared to 20.5% in the first quarter of 2007 due to an increase in taxable income in jurisdictions with higher tax rates.

“We are well-positioned for the second quarter and the rest of 2008. First quarter orders growth was well within our target range for the year. That strength in demand also allowed us to stay firm on price, keeping gross margins above 60%. As a company, we’ve always had fluctuations from one quarter to the next and the first quarter has historically been our slowest. It is for this reason that we consistently focus on and forecast full-year results only. Based on all of these factors, we are maintaining our previously-stated full year 2008 guidance of approximately 20-25% sales growth and gross margin of 58-60%,” Freeland concluded.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “may,” “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “will,” “should,” “could,” “projects,” “forecast,” “target,” “goal,” and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:

•	our inability to further penetrate our customer base;
•	development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;
•	our inability to maintain our technological advantage by developing new products and enhancing our existing products;
•	our inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;
•	the cyclical nature of the industries of our customers and the financial condition of our customers;
•	the fact that the market potential for the CAM2 market and the potential adoption rate for our products are difficult to quantify and predict;
•	the inability to protect our patents and other proprietary rights in the United States and foreign countries;
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fluctuations in our annual and quarterly operating results and the inability to achieve our financial operating targets as a result of a number of factors including, without limitation (i) litigation and regulatory action brought against us, (ii) quality issues with our products, (iii) excess or obsolete inventory, (iv) raw material price fluctuations, (v) expansion of our manufacturing capability and other inflationary pressures, (vi) the size and timing of customer orders, (vii) the amount of time that it takes to fulfill orders and ship our products, (viii) the length of our sales cycle to new customers and the time and expense incurred in further penetrating our existing customer base, (ix) increases in operating expenses required for product development and new product, marketing, (x) costs associated with new product introductions, such as product development, marketing, assembly line start-up costs and low introductory period production volumes, (xi) the timing and market acceptance of new products and product enhancements, (xii) customer order deferrals in anticipation of new products and product enhancements, (xiii) our success in expanding our sales and marketing programs, (xiv) start-up costs associated with opening new sales offices outside of the United States, (xv) fluctuations in revenue without proportionate adjustments in fixed costs, (xvi) the efficiencies achieved in managing inventories and fixed assets, (xvii) investments in potential acquisitions or strategic sales, product or other initiatives, (xviii) shrinkage or other inventory losses due to product obsolescence, scrap or material price changes, (xix) adverse changes in the manufacturing industry and general economic conditions, (xx) compliance with government regulations including health, safety, and environmental matters, (xxi) the ultimate costs of the Company’s monitoring obligations in respect of the Foreign Corrupt Practices Act (“FCPA”) matter; and (xxii) other factors noted herein;

•	changes in gross margins due to changing product mix of products sold and the different gross margins on different products;

•	our inability to successfully maintain the requirements of Restriction of use of Hazardous Substances (“RoHS”) and Waste Electrical and Electronic Equipment (“WEEE”) compliance into our products;

•	the inability of our products to displace traditional measurement devices and attain broad market acceptance;

•	the impact of competitive products and pricing in the CAM2 market and the broader market for measurement and inspection devices;

•	the effects of increased competition as a result of recent consolidation in the CAM2 market;

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risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, compliance with import and export regulations, and the burdens and potential exposure of complying with a wide variety of U.S. and foreign laws and labor practices;

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the inability to reach a final resolution of the FCPA matter with the DOJ or the SEC or reaching a resolution on the FCPA matter that differs from the resolution currently anticipated by the Company whether with respect to monetary sanctions ultimately paid by the Company to the SEC or DOJ or otherwise;

•	unforeseen developments in our FCPA matter or in complying with the FCPA in the future;

•	the amount of monetary sanctions ultimately paid by the Company to the SEC and the DOJ;

•	higher than expected increases in expenses relating to our Asia Pacific expansion or our Singapore manufacturing facility;

•	our inability to find less expensive alternatives to stock options to attract and retain employees;

•	the loss of our Chief Executive Officer or other key personnel;

•	difficulties in recruiting research and development engineers, and application engineers;

•	the failure to effectively manage our growth;

•	variations in the effective income tax rate and the difficulty in predicting the tax rate on a quarterly and annual basis; and

•	the loss of key suppliers and the inability to find sufficient alternative suppliers in a reasonable period or on commercially reasonable terms.

•	the other risks detailed in the Company’s Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO
With approximately 17,000 installations and 7,600 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models -- or to perform evaluations against an existing model -- for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO's technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world's best-selling portable measurement arm -- the FaroArm; the world's best-selling laser tracker -- the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Photon Laser Scanners; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 Q family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.

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